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                                                                   Exhibit 10.11

                                    AGREEMENT

                               LOCAL NO. #2737-16

(1) THIS AGREEMENT, dated April 6th, 1998 hereinafter referred to as the Basic Agreement, between Simonds Industries Inc., Newcomerstown, Ohio or its successors (hereinafter referred to as the Company) and the United Steelworkers of America, AFL-CIO (hereinafter referred to as the Union).

                                    ARTICLE I
                                   RECOGNITION

(2) Section 1. The Company recognizes the Union as the exclusive bargaining agent for collective bargaining purposes for all of its production and maintenance employees, excluding executives, draftsmen, engineers, foremen, assistant foremen, watchmen, gatemen, timekeepers and clerical employees.

(3) Section 2. As a condition of employment, all employees shall become and remain members of the Union in good standing in accordance with the constitution and by-laws of the Union during the life of this agreement. New employees, no later than fifty five (55) working days worked after the date of hiring shall, as a condition of continuous employment, become and remain members of the Union in good standing in accordance with the constitution and by-laws of the Union during the life of the Agreement.

(4) Section 3. The Company shall deduct from the pay for the third full payroll period each month, the Union dues for each month, initiation fee if owing, and assessments, and remit same to the International Treasurer of the Union upon the basis of, and for the term of individually signed voluntary checkoff authorization cards heretofore and hereafter submitted to the Company.

(5) Section 4. The Company shall require, as a condition of the sale of the Company or of the Newcomerstown facility, any successor employer to recognize the Union as the Collective Bargaining Representative of its employees, rehire all employees, and abide by all the terms and conditions of this agreement.

(6) The International Treasurer shall be the sole person to certify the dues and assessments due to the Union by the employees.

(7) The Union shall indemnify and save the Company harmless from any claims, suits, demands or other forms of liability that shall arise out of reliance upon certified list furnished to the Company by the Union for the purpose of complying with the provisions of this Agreement.



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                                   ARTICLE II
                               PURPOSE AND INTENT

(8) The purpose of the Company and the Union in entering into this Labor Agreement is to set forth their agreement on rates of pay, wages, hours of work, and other conditions of employment so as to promote orderly and peaceful relations with the employees, to achieve uninterrupted operation in the plant, and to achieve the highest level of employee performance consistent with safety, good health, and sustained effort.

(9) The Company and the Union encourage the highest possible degree of friendly, cooperative relationships between their respective representatives at all levels and with and between all employees. The officers of the Company and the Union realize that this goal depends on more than words in a labor agreement, that it depends primarily on attitudes between people in their respective organizations and at all levels of responsibility. They believe that proper attitudes must be based on full understanding of and regard for the respective rights and responsibilities of both the Company and the Union. They believe also that proper attitudes are of major importance in the plant where day-to-day operations and administration of this Agreement demand fairness and understanding. They believe that these attitudes can be encouraged best when it is made clear that Company and Union officials whose duties involved negotiation of this Agreement, are not anti-Union or anti-Company but are sincerely concerned with the best interests and well-being of the business and all employees.

                                   ARTICLE III
                                MANAGEMENT RIGHTS

(10) Subject to the provisions of this Labor Agreement, the Company retains the right to manage the business and the plant and to direct the working forces. The Company, in the exercise of its rights, shall observe the provisions of the Agreement.

         The rights to manage the business and plant and to direct the working forces include but are not limited to the right to hire, suspend, or discharge for proper cause, or to transfer, and the right to relieve employees from duty because of lack of work or for other legitimate reasons.

(11) It is agreed that in the exercise of such direction of the working force, discrimination will not be used against employees.

                                   ARTICLE IV
                                 NON-BARGAINING
                             UNIT PERSONNEL WORKING

(12) It is agreed that Non-Bargaining Unit Personnel shall not perform work of the type normally performed by the employees within the collective bargaining unit, except in cases of emergency, machine development, instructing employees and developmental experimental work. Developmental experimental work includes work on developing new jobs or methods, in experimenting with new tooling for equipment which has previously been placed in service, and



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work on equipment which has not yet been placed in service. Other experimental work can be performed by Non-Bargaining Unit Personnel providing bargaining unit employees are present. All violations of this Article will be subject to the grievance and arbitration procedure and, if found in favor of the Union, the grievant will be paid for any lost time.

                                    ARTICLE V
                                      WAGES

(13) Section 1. Labor Grades and evaluated base rates under this contract are effective on the dates as follows:


    Labor Grade            4/6/98             4/6/99            4/6/2000
    -----------            ------             ------            --------

         1                 $10.90             $11.25             $11.60
         2                 $11.40             $11.75             $12.10
         3                 $11.90             $12.25             $12.60
         4                 $12.40             $12.75             $13.10
         5                 $12.90             $13.25             $13.60


(14)     Section 2.  SHIFT DIFFERENTIAL

         For the purpose of computing shift differentials, the starting time or the various shifts shall be as follows:

         First Shift             -                   6:00 a.m. to 8:00 a.m.
         Second Shift            -                   2:00 p.m. to 4:00 p.m.
         Third Shift             -                   10:00 p.m. to 12 Midnight

(15) An employee regularly scheduled for the day shift who completes his regular eight hour shift and after leaving the Company's premises is called back within the same work day shall be paid the applicable shift differential for the hours worked on the shift for which he is called back.

(16) An employee regularly scheduled for work and who completes his regular eight hour shift and continues to work the succeeding shift in excess of four
(4) hours, shall be paid the applicable shift differential for all hours worked over four in the succeeding shift. An employee regularly scheduled for work on the third shift and who completes his regular eight hour shift and continues to work the succeeding shift will carry his applicable shift differential for all hours worked overtime on the said succeeding shift. For hours worked on the second shift there shall be paid a premium of 20 cents per hour. For hours worked on the third shift there shall be paid a premium of 26 cents per hour. Shift differential shall be included in the calculations of overtime compensation.

(17) Section 3. INVENTORY PAY. Employees engaged in taking inventory will be paid the equivalent of labor grade two. All employees however, who operate fork trucks during inventory will be paid the evaluated CWS rate for such work while they are assigned to it. Employees who




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volunteer to work in their own department will be given preference to do so by seniority. Employees who volunteer on a plant-wide basis will be scheduled as needed. Employees shall, in reverse order of seniority, by required to accept the scheduled inventory work and will be paid the inventory rate. Probationary employees may be scheduled for inventory work. It will sometimes be necessary to take a limited inventory such as steel, stockroom, boxing and shipping supplies, etc. In such cases the Company will ask in order of seniority, qualified employees to take such inventory. If enough employees are not scheduled in this manner the Company will assign the work in reverse order of seniority to qualified employees. (Determining who is qualified for such limited inventory the Company and Union shall mutually agree).

(18) Section 4. GRIEVANCE COMMITTEE PAY. When the Company is responsible for paying for the participation of Union Grievance committee members in regular grievance committee meetings, grievance committee members will be paid at base rate. The Company and Union will alternate the responsibility for paying for their participation in regular grievance committee meetings. The hours so paid will be excluded from any calculation of average pay for members of the grievance committee. In an attempt to reduce the number of representatives attending grievance meetings, the Union will propose a change to their by-laws that would automatically add the unit chairman to the committee. This change would insure that there would be no more than five (5) representatives at these meetings.

                                   ARTICLE VI
                                  HOURS OF WORK

(19) Section 1. The normal hours of work shall be eight (8) hours per day and forty (40) hours per week. The normal workday shall be eight (8) hours of work in a 24-hour period. The daily hours of work shall be consecutive except for such lunch periods as may be provided in accordance with practice heretofore prevailing in the plant. Nothing in this Article will be construed as a guarantee of hours of work per day or per week.

(20) Section 2. All employees should be scheduled on the basis of a normal work week of five (5) consecutive work days Monday through Friday. This section does not apply to continuous operations. Third shift normal work week will begin between 10:00 p.m. and midnight Sunday and end between 6:00 a.m. to 8:00 a.m. on Friday.

(21) Section 3. A - There shall be no change in the daily hours of work unless such change be first discussed with the Union Committee in an attempt to secure mutual agreement between the Company and the Union. Both parties have agreed that during the term of this agreement, the Company may schedule the Saturday start time to begin at 5:00 a.m.

(22) B - No continuous operations currently exist in the bargaining unit. No continuous operations will be commenced unless the Union agrees prior to the initiation of the continuous operation. If a continuous operation is instituted by the Company without the agreement of the Union, such action will be subject to the grievance and arbitration procedure.



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(23)     Section 4. A - Hours worked in excess of eight (8) in any 24-hour period shall be paid at time and one-half; provided, however, that in computing the hours which will be paid for at time and one-half under this provision hours paid for at regular rates for funeral leave, jury duty, Union business or reporting pay will be counted as having been worked; provided, further that, in any event, this provision does not apply where an employee bids to a different shift or otherwise changes shifts voluntarily. Employees who bid or bump to a different shift will be moved to their new job on Monday whenever possible.

(24) B - Hours worked in excess of a total of forty (40) hours in a work week shall be paid at time and one-half. For the purpose of this provision, a work week is 168 consecutive hours beginning with the starting time of the shift starting the nearest to 12:01 a.m. Monday.

(25) C - Payment of overtime or premium rates shall not be duplicated for the same hours worked, but the higher of the applicable rates shall be used. Hours compensated for at overtime or premium rates shall not be counted further for any purpose in determining overtime liability under the same or any other provisions.

(26) Section 5. PREMIUM PAY. Time and one-half shall be paid for work performed on Saturday and double time for work performed on Sunday as such. This section does not apply to continuous operations. Premium pay as provided in this section shall not apply to hours worked on the third shift which begins between 10:00 p.m. and midnight Sunday and ends between 6:00 a.m. and 8:00 a.m. on Monday. However, premium pay of time and one-half provided in this section will apply for hours worked on the third shift which begins between 10:00 p.m. and midnight Friday and ends between 6:00 a.m. and 8:00 a.m. Saturday. A third shift employee who receives overtime pay for hours worked after the end of his straight time shift on Saturday, shall not receive the Saturday premium pay provided in this section for such hours.

(27) Section 6. SUNDAY PREMIUM. All hours worked by an employee on Sunday which are not paid for on an overtime basis shall be paid at one and one-half times the employees' evaluated base rate. For the purpose of this provision, Sunday shall be considered to be the 24 hours beginning with the shift starting the nearest to 12:01 a.m. Sunday.

(28) Section 7. REPORTING PAY. Employees scheduled to work or who are notified to report for work and report or report and start to work shall be guaranteed a minimum of four hours pay at the evaluated base rate of the job they are currently performing.

         An operator who refuses work and requests a pass card due to illness, may be required to obtain a doctor's certificate (at the Company's expense) before returning to work.

(29) In all situations (except as defined in paragraphs 31 and 32) when an employee is assigned (by loaning, transfer, or out of work placement) to another job, he shall receive the evaluated base rate of his regularly assigned job title, or the job he is transferred to, whichever is higher. If an employee is transferred to a job that is a part of a combination job, and that employee is qualified on all portions of the combination job, they will receive the combination rate.




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(30)     Employees who are requested to return to work after completing their shift and have left the premises, shall be guaranteed (4) hours of pay to be paid in the following manner:

         a.       If an employee is required to work more than (2) hours, all
                  (4) hours will be paid at one and one-half times their base rate.

         b. If an employee is required to work less than (2) hours, the first (2) hours will be paid at one and one-half times their base rate, while the second (2) hours will be paid at their base rate only.

OUT OF WORK SITUATIONS

(31) After the first four (4) hours, out of work employees will receive the evaluated base rate of his regularly assigned job, or the job he is assigned to, whichever is higher. If an employee opts to go home after (4) hours, he will be subject to the rules of the absentee policy.

DOUBLE LOANS

(32) After the first four (4) hours, any employee who is being double loaned will have the option of continuing with the present transfer at the higher of the two base rates, or, if his regular job is still occupied, he may refuse the transfer/loan and go home for the remainder of the day.

(33) Employees refusing any job during the first four hours will not receive the benefits of the four-hour guarantee.

(34) It is agreed that the Company shall not be liable for such guaranteed reporting pay if the failure to supply work is due to fire, flood, storm or other Acts of God, sabotage, power breakdown, or major mechanical breakdowns beyond the control of the Company. In any event, the Company will make a reasonable attempt to contact the employees involved to preclude their reporting to work. The attempt will be verified by another person when practical.

(35)     Section 8. SATURDAY WORK AND DAILY OVERTIME.

         A - The Company will post a sign-up sheet for Saturday Work, by department, by 1:00 p.m. Wednesday in each week it anticipates requiring Saturday work. Each employee who desires to work on Saturday must sign the list before 8:00 a.m. Thursday and indicate whether he wishes to work only on the job number he is working by bid, bump, or placement, or whether he will accept any job in the department for which he is qualified. The Company will remove the sign-up sheets between 8:00 a.m. and 9:00 a.m. Thursday and thereafter schedule employees for Saturday work in the following order:

(36) 1 - Employees who have indicated on the sign-up sheet that they will work on their job number will first be assigned to work the machines they are working by bid, bump or placement at the time they are scheduled on their regular shifts on Saturday if these machines are scheduled;




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provided, however, that employees will be assigned under this subparagraph according to seniority, most senior employee regardless of shift first, and that each employee will be assigned to his regular shift if possible.

(37) 2 - Employees who have indicated on the sign-up sheet they will work on their job number but who are not assigned under subparagraph (1) will be assigned to Saturday work on their job number if such work is scheduled; provided that employees will be assigned under this subparagraph according to seniority, most senior employee regardless of shift first, and that each employee will be assigned to his regular shift if possible.

(38) 3 - Stand-in operators who have indicated on the sign-up sheet that they will work on their job numbers will be assigned to Saturday work to any job they have previously performed within their job number; provided that employees will be assigned under this subparagraph according to seniority, most senior employee regardless of shift first, and that each employee will be assigned to his regular shift if possible.

(39) 4 - The Company will assign Saturday work which is not assigned under subparagraphs (1), (2), or (3) to any employee in the department who is qualified to perform the work and who has indicated on the sign-up sheet that he will accept such assignment; provided that employees will be assigned under this subparagraph according to seniority, most senior employee regardless of shift first, and that each employee will be assigned to his regular shift if possible.

(40)     5 - If all Saturday work is not assigned under subparagraphs (1), (2),
(3) and (4), the Company may, at its option, assign such work to the least senior unscheduled employee in the department, regardless of shift, who holds the job number by bid, bump or placement. Any employee assigned to work under this subparagraph must work, except as provided in paragraph C.

(41) First shift employees will be notified they are scheduled for Saturday work not later than 3:30 p.m. Thursday of that week. Second shift employees will be notified they are scheduled for Saturday work not later than 7:30 p.m. Thursday of that week. The Saturday overtime schedule will be posted in (3) areas: (1) Main Entrance Bulletin Board, (2) Bulletin Board outside Control #2 office, and (3) Bulletin Board between Dept. #4 and Dept. #7.

(42) If an operator has been bypassed for Saturday overtime, he must notify his supervisor of the error on Thursday or Friday. If the decision is still not to work that employee, and it is later proven that he was entitled to the overtime, he will be awarded the corrective pay. If however, an employee waits until Monday to notify the Company that he was bypassed, and it is determined that he is correct, this employee will work the next nonscheduled available overtime that is convenient for both the employee and the Company.

(43) When an employee signs the sign-up sheet but is then absent on Thursday and Friday, he must call his supervisor for notification of work. If he is told that he is not scheduled and it is later determined that he was entitled to work, he will be awarded the respective overtime pay.





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(44)     An employee who is off for Union business must give advance notification to his supervisor of his intention to work weekend overtime. With such notice, this foregoes signing of the sign-up sheet.

(45) B - Assign daily overtime by seniority to the person who has the job by bid, bump or placement. This applies only when the employee has previously performed work on the job in question. If not assigned in this manner, then require the least senior employee in the department who holds the job by bid, bump or placement.

(46) Employees are responsible for notifying their supervisor of all work centers within a job number that they have previously performed. The supervisor will then confirm their qualifications. In the event of a disagreement, attempts will be made by the employee, shop steward, and supervisor to resolve any differences.

(47) Employees will be notified they are scheduled for daily overtime the day before the overtime is required except in an emergency.

(48) C - Any employee scheduled for Saturday work or daily overtime under paragraphs A or B of this Section who does not report for work or does not work the full scheduled period will be subject to discipline, unless excused by his foreman or other member of management for a legitimate personal reason which would result in an undue hardship. No other excuse is necessary if a doctor's certificate showing personal or family accident or illness is presented by such employee. Immediate family is as defined in Article VII, Section 2. If a scheduled employee is excused under this paragraph or fails to report on Saturday, the Company shall have the right to schedule any employee it chooses without regard to other provisions of this Section.

(49) D - Sunday work, if required, shall be subject to the same procedures set forth in this Section for Saturday work.

(50) E - In the interest of insuring that the proper employee is scheduled for overtime, the department stewards and the Union Committee will cooperate with the Company to insure proper scheduling. The Company will make every effort to schedule overtime work to correspond with planned production needs.

                                   ARTICLE VII
                                  ALLOWED HOURS

(51) Section 1. ALLOWANCE FOR JURY DUTY. A non-probationary employee who is called for jury service or subpoenaed as a witness shall be excused from work for the days on which he serves and he shall receive for each day of service as a juror or witness, on which he otherwise would have been scheduled to work, the difference between 8 times his evaluated base rate and the payment he receives for such service, subject to the provisions listed below. Time off from work in order for an employee to give a deposition will not be paid under this provision. If a second or third shift employee is summoned for jury duty in either Guernsey, Tuscarawas, or




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Coshocton County, and is excused by the courts by 11:00 a.m., they must report to work at the normal start time.

(52) A - The employees must notify their supervisor as soon as possible after receipt of notice of selection for jury service or to serve as a witness.

(53) B - The employee will present proof of service and the amount of pay received therefore.

(54) Section 2. ALLOWANCE FOR FUNERAL LEAVE. Three days funeral leave will be guaranteed to non-probationary employees (upon request) in case of death of the employee's mother, father, sister, brother, mother-in-law, father-in-law, brother-in-law, sister-in-law, son-in-law, and daughter-in-law, in immediate marriage relationship, grandchild or grandparent of the employee or his spouse, or when they have lived with the employee in an immediate family relationship, the employee's stepmother, stepfather, stepbrother, and stepsister in order for the employee to attend the funeral. It is understood that a brother-in-law or sister-in-law of an employee in the immediate marriage relationship will be defined as an employee's brother or sister's spouse, or an employee's brother or sister and his or her spouse. (4) days will be granted (upon request) in case of death of the employee's legal spouse, son or daughter, including stepchildren (when they have lived with the employee in an immediate family relationship).

(55) All funeral leaves shall be taken on consecutive scheduled working days provided that one such scheduled working day shall be the day of the funeral and it is established that the employee attended the funeral.

(56) For those funeral leaves which are limited to three days, employees may have as their last day the day of the funeral or the day following the funeral at the employees option.

(57) For each day of such authorized leave, the Company will pay for the normally scheduled hours not exceeding eight (8) at the employee's previous week's pay performance. Proof may be required by the Company of the relationship and that the funeral was attended by the employee; if not attended, or if the requested proof is not forthcoming or satisfactory, there shall be no eligibility for any funeral leave pay. Funeral leave pay shall not apply to Saturday, unless scheduled to work, Sunday, observed holidays set forth in
Article XII, time when the employee is on vacation, any period when the employee is eligible for Workman's Compensation or nonoccupational disability benefits, or when it duplicates pay received for time not worked for any other reason.

(58) Section 3. INJURY AT WORK. Any employee who may be injured while engaged in work properly assigned to him and who must leave work because of the injury shall receive pay at his evaluated base rate for the balance of the regularly scheduled shift on which he is injured.

(59) The employee shall normally visit a Doctor immediately upon leaving work. If this is not practical due to the hour of the day or night or for other legitimate reasons, he shall visit a Doctor as soon as possible after leaving work. Upon return, he shall bring a statement from the Doctor specifying the injury and extent of the injury and that he is physically able to perform his job.





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                                  ARTICLE VIII
                               LEAVING DEPARTMENT

(60) All employees are required to remain in their respective departments during working hours unless permission is granted to go into another department or they are required to do so due to the nature of their work. Union Committeemen and Officers of the Local shall have the right to go into other departments for reasonable periods of time on legitimate Union business. However, so that there is no interference with orderly operations, they must obtain permission from their supervisor before leaving the department and must record their name, the time they leave, and the time they return on a sign-out sheet.

                                   ARTICLE IX
                                    SENIORITY

(61) Section 1. SENIORITY STATUS OF EMPLOYEES. An employee's seniority shall be his total continuous unbroken service with the Company since his last date of hire.

(62) The parties recognize that promotional opportunities and job security, in event of promotions, decreases of forces and rehiring after lay-offs, should be increased in proportion to length of continuous service, and that in the administration of this Article the intent will be that, consistent with the provision of this section, full consideration will be given continuous service.

(63) In recognition, however, of the responsibility of the Company for the efficient operation of the plant, it is understood and agreed that in all cases of:

(64) A - Promotion (except promotions to positions not included in the categories represented by the Union, as set forth in Article I, Section 1) - the factors listed below shall be considered; however, only where factors "a" and "b" are relatively equal shall length of continuous service be the determining factor:

(65)              1 - Ability to perform the work.
                  2 - Physical fitness.
                  3 - Continuous service.

         B. Decreases in forces or rehiring after layoff - the factors listed below shall be considered; however, only where both factors "a" and "b" are relatively equal shall continuous service be the determining factor:

                  1 - Ability to perform the work.
                  2 - Physical fitness.
                  3 - Continuous service.

(66) C - In the operation of A, "Promotions" and B, "Decreases in forces or rehiring after lay-off", above, it is agreed that Management may pass over an employee with greater seniority





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when in its opinion the employee does not possess the apparent qualifications to perform the duties of the job in question in a satisfactory manner. If the Company desires to pass over an employee, with greater seniority, it must first notify the Chairman of the Grievance Committee or his designee. The Union Committee will have the right to have a meeting with the Company to consider the matter prior to such action being taken. It is agreed that if the Union
Committee shall insist, the employee with greater seniority who has been passed over shall be given a trial period not to exceed thirty (30) working days to perform the job in question in satisfactory manner.

(67) D. Differences arising under this Section and not resolved as provided herein, may be processed through the grievance procedure.

(68) Section 2. SENIORITY LISTS. A master seniority list will be made available to employees showing all employees' seniority. A copy of this master list will also be furnished to the Local Union Committee as often as one is run by the Company, at least once every six (6) months. The Union will supply the Human Resources Department with a list of Union Officers and Stewards and will provide prompt notification of any changes.

(69) Section 3. LOSS OF SENIORITY. Seniority shall be lost (and any subsequent rehire shall be as a probationary employee) as follows:

(70)     A. When an employee quits.

(71)     B. When an employee is discharged for just cause.

(72) C. When an employee is absent for three (3) working days without notifying the Human Resources Department unless failure to make notification can be verified (by doctor's certificate) as having been caused by personal sickness, accident or death in the immediate family.

(73) D - Failure to report intentions and availability within five (5) working days after being called back; failure to report for work within ten (10) days after written notice. Normally call backs will be made by telephone or other direct means. If these attempts are not successful the call back will be made by certified mail, return receipt requested, with a copy to the Union. The call back will be sent to the last address supplied by the individual to the Human Resources Office.

(74) E - Failure to return to work the work day following the expiration of a leave of absence.

(75) F - If an employee shall be absent because of layoff or physical disability, he shall continue to accumulate continuous service during such absence up to a maximum of two (2) years, and he shall retain his accumulated continuous service for an additional period equal to (a) three (3) years, or (b) the excess, if any, of his length of continuous service at a commencement of such absence over two years, whichever is less; provided, however, that in order to avoid a break in service after an absence of two (2) years, the employee must give the Company annual written notice that he intends to return to employment when called, if the Company, at least 30



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days prior thereto, has mailed him a notice at the most recent address furnished by him to the Company that he must file such notice.

(76) G - When an employee is jailed or imprisoned for a period in excess of ninety (90) days.

(77) H - Upon the receipt by the Company of a second wage garnishment relating to a separate debt within a 12 month period beginning with the date of the first garnishment and upon the failure of the employee to obtain and present to the Company a written statement releasing the Company from any obligation under the garnishment to make a deduction from the employee's pay.

(78)     Section 4.  FILLING JOB VACANCIES.

         (A) When a job is vacant because a probationary employee quits, is discharged or dies within the first 15 working days of his probationary period, the Company may, in its discretion and without regard to Section 1 of this Article, fill the vacancy with another probationary employee or a new hire or by placing an employee who agrees with the placement.

(79) (B) When the Company desires to fill a job (other than a temporary opening), the following steps will be taken:

                  1. Bid holders of the job anywhere in the plant will be recalled to such job in order of seniority.

                  2. If there is no internal bid holder for such initial opening, the job shall be posted for bid.

                  3. The secondary opening resulting from either No. 1 or No. 2 above shall be filled in the same fashion.

                  4. The third opening will be posted and awarded to employees who bid, in the following manner: The job will be awarded first to a qualified bidder who has previously performed the job, then if there are no qualified bidders, award to the senior bidder. If not one bids, the Company shall call back an employee from layoff, if applicable or fill the job as described in Paragraph #85 (F). Further openings will be filled by recall or by Paragraph #85 (F).

                  5. If an employee recalled to an open job from the lay-off panel shall move from that job permanently after 30 working days the procedure outlined in No. 1 and No. 2 above will be followed, otherwise the procedure in Step 4 above will apply.

(80) (C) Open jobs which are posted under paragraph (B) of this Section will be posted for bid for 24 hours at the main entrance. All bids must be deposited in the Bid Box at the main entrance.

(81) (D) (1) Individuals on the lay-off panel and employees with fewer than six months seniority are not eligible to bid on posted jobs. Limitation on bidding shall not be extended to employees on A&S or Workers Compensation, or off for other reasons, unless they are released to report for work at the time the bid is awarded.

(82) (2) Employees shall be awarded not more than (2) bids in a contract year. In order to be deemed a successful bid, the employee must have occupied the bid job. If he is displaced by a bump before occupying his bid job, that bid will not be counted.

(83) (3) The limitation on bidding stated in paragraph (2) will not apply to job vacancies which the Company designates as qualifying for an exception because the vacancies are for jobs to be worked on new equipment which is significantly different than any other equipment in the plant (not merely new models of old equipment). This exception will apply to such new equipment only the first time a vacancy is posted for bid.

(84) (E) Bids will be awarded the posted job in accordance with Section 1 of this Article to employees anywhere in the plant.

(85)     (F) Jobs not filled by the above steps will be filled as follows:

                  1. By placement of the least senior employee in the plant, or

                  2. By placing a probationary employee or hiring a new employee without regard to Section 1 of this article.

(86) (G) A bid may be withdrawn after deposit in the bid box but before the bid is awarded by use of the appropriate form. Bidders must accept the job if it is awarded to them. Once the Company awards a job to an eligible bidder, the Company cannot void the bid unless it is found to be in conflict with other provisions of the contract.

(87) (H) An employee who bumps to a job or fills it under this Section and who is not capable, either because of lack of qualifications or physical condition, to perform the duties of the job satisfactorily within a reasonable trial period not to exceed thirty (30) days worked (unless extended by mutual agreement between the Union Committee and Management), shall place a bump. No employee can disqualify himself on a job to which he has bumped or filled under this Section.

(88) (I) The employee having the greater seniority will be entitled to shift preference where his same job is operating more than one shift. Before exercising seniority for shifter preference, an employee must have continued on his present job and shift for a continuous period of at least three (3) months. An employee displaced hereby will assume the job and shift vacated by the senior employee or shall be entitled to immediate shift preference within the same job number based on his seniority. The changes shall take place on the following Monday provided the employee notifies his foreman prior to the previous Thursday.

(89) (J) Nothing in this Article requires the Company to fill a job with an employee who has been previously disqualified; however, an employee who was disqualified from a job more than five years prior to the time it is posted for bid may nevertheless be considered for that vacancy as provided in this article.

(90) Section 5. FILLING TEMPORARY JOB VACANCIES. In the event of a vacancy created by prolonged sickness, accident, leave of absence, or other unforeseen circumstances under which a job would be vacant for a period longer than 30 working days, such open job will be put up for temporary bid if there is a requirement to fill the job. The procedure followed on temporary bids will be that outlined in Section 4 of this article.

(91) These bids are temporary in nature and the person awarded such a bid will exercise his seniority when the incapacitated employee returns to work on that job. This shall apply in all cases even when the temporary bidder is a more senior employee than the employee who originally vacated the job. However, when an incapacitated employee returns to work to another job, the temporary bid holder may bump or retain the job at his option.

(92) It is understood that only the job of the incapacitated employee will be filled by temporary bid. Should the incapacitated employee fail to return to work, the temporary bid will automatically become permanent and so recorded on the employment record.

         (A) It is also understood that the Company may, at it's discretion, establish and fill temporary light duty jobs for the purpose of providing such work for employees who have medical restrictions. Such temporary positions will be paid Labor Grade #1 wages and will not be available as an option in the normal bidding and bumping procedures, since they are not permanent positions. The Company agrees to discuss the creation of such jobs with the Union prior to filling the position, and will also provide prior notification when an employee is added to the position. Nothing in this Agreement is intended to displace an active employee from his regular job. These jobs will be graded according to the C.W.S. Job Evaluation System and paid according to the contractual wage agreement. In the case of a reduction in the work force, the Company will not retain any temporary light duty employees that are junior to other active employees.

         (B)      LIGHT DUTY RESTRICTIONS

         1.       Light Duty to perform no overtime.

         2.       Light Duty to work no more than (10) days/month on a bid job.

         3. If Light Duty works more than (10) days/month on a bid job, the job must be posted for bid.

         4. The Company will provide the Union with copies of jobs performed by Light Duty employees on a bi-weekly basis.

(93)     Section 6. LAY-OFF.

         (A) In all situations involving layoff of more than one (1) day, the provisions of Section 1 of this Article shall apply.

(94)     (B)      In the event an employee is to be laid-off, the following
procedures shall be followed:

         (1) Employees who are laid-off from a job, may bump a less senior employee whose job his record shows he is qualified on; provided he can requalify with minimal training of (2) weeks or less.

(95)     (2)      An employee not placed in (1) above, must first take an open job that he is qualified on. Then, if not placed in this manner, he has the option of choosing an open job or bumping the least senior employee.

(96)     (3)      Employees laid off from the plant will be placed in a layoff panel.

(97)     (4)      In order to be eligible to bump to a job, an employee must have performed 50% of the old job reference numbers of that job through a previous bid, bump, or placement for at least thirty (30) working days, or a loan for 20 working days in a three (3) month rolling period, as shown on his employment record.

(98) In the loan situation above, the employee is to keep track of the 20 working days in the (3) month rolling period, and in order for a reclassification slip to be completed, the employee must notify the Company of this qualification within (5) scheduled days after the completion of the 20-day period. An employee must work 3 1/2 hours on a job to have it count as a day.

(99)     (C)      When an employee is notified by management that he is being laid off or bumped, he shall then have the right to bump. Such bump shall thereafter be recorded on his employment record.

(100)    (D)      An employee laid off from the plant will accumulate seniority to the extent provided in Section 3, Paragraph F of this Article.

(101)    (E)      After an employee is notified that he is being bumped or
                  laid-off, he must exercise his seniority rights within (3) hours of such notice, unless one of his options is to change shifts, then he may have until the beginning of his next scheduled shift.

(102)    (F)      No seniority rights shall be exercised in the case of a layoff of one (1) working day or less, if such exercise of seniority rights would involve displacing another employee from his or her job. Seniority rights may be exercised in the case of a layoff of more than one (1) day.

(103)    (G)      In out-of-work situations, seniority will be the governing factor only in the departments of their supervisor's area of responsibility. If there is no work in these areas, a reasonable effort will be made plantwide to find work for the employee.

         Section 7.  TRANSFERS.

(104)    (A)      TRANSFERS OUT OF BARGAINING UNIT.

(105)    (1)      All employees who are transferred by the Company to jobs not included within the bargaining unit shall accumulate seniority in the bargaining unit for the first six months they remain in Company service outside of the bargaining unit. At the end of such period, they shall neither accumulate further seniority nor retain their seniority in the bargaining unit.

(106)    (2)      During the period in which seniority is being accumulated, such transferred employee shall have the right to transfer or bump back to a job he has previously performed in the bargaining unit in accordance with the provisions of Article
                  IX, Section 6. After an employee has once re-transferred back into the bargaining unit and then later transfers out, he will thereupon lose his seniority in the bargaining unit.

(107)    (B)      DISABILITY TRANSFER. An employee's request for transfer due to physical disability accompanied by a Physical Limitation
                  Certificate (Form 269), signed by a Physician, will be referred to the Human Resources Department. If an open job exists, the Company may elect to place the employee on the job, as long as it fits his limitations.

(108)    (C)      LACK OF SKILL OR PHYSICAL ABILITY TRANSFER. An employee who, by reason of lack of necessary skills, dexterity or physical ability, consistently fails to perform the duties of his job satisfactorily after a reasonable period of time may be disqualified and may exercise his seniority to bid or bump.

(109)    (D)      PERMANENT TRANSFER OF JOB OR MACHINE. In the event of a
                  permanent transfer of a job from one department to another, the employees working on such jobs must transfer with such jobs. In the event of the permanent transfer of a portion of a job from one department to another, the employee working on such jobs must transfer with such jobs providing the portion of job transferred constitutes at least 50% of the job in the department to which transferred.

(110)    (E)      ELIMINATION OF DEPARTMENT. In the elimination of a department, employees displaced thereby will exercise their seniority as provided in Article IX, Section 6, Sub-Section B.

(111) Section 8. REASSIGNMENT WITHIN A JOB NUMBER. In the event of lack of work on an employee's assigned machine or work station, or in the event work is not required on an employee's assigned machine or work station, such employee may be reassigned within the job number. After being reassigned for a period of five (5) working days the employee may exercise his seniority to select the work station of his choice within the job number.

(112) Section 9. PROBATIONARY EMPLOYEES. New employees shall be considered probationary employees for the first 55 working days they work for the Company. Probationers may be discharged with or without cause and such discharge shall not be recognized for the basis of filing of a grievance. Probationers may be shifted about at the will of the Company. If a probationer is retained in employment after 55 working days, the job number to which he is placed will be considered his bid in job and his seniority shall date from date of hire. Employees with Company service shall have preference at all times over probationary employees.

(113) Section 10. PROGRESSION OF MACHINISTS AND DIE MAKERS. In order to reflect a proper line of progression for the Machinists, it is necessary to develop a program which will, in a given time, qualify such employees so that they may complete a training which will entitle them to the classification of Machinist A. Therefore, the following procedure shall be adopted as a standard schedule to determine the employees' advancement and rate of pay. Employees will begin at Labor Grade (4) and move to Labor Grade (5) when fully qualified as Class A.

(114) It is agreed that for the purpose of upgrading or reclassification, the six machines shall be Shaper, Lathe, Planer, Milling Machine, Bandsaw and Radial Drill which must be operated efficiently and the work produced must be to the proper dimensions and precision.

(115) A Machinist C must have performed the duties required and produce satisfactory results on at least three (3) of the above machines before he will be upgraded to a Machinist B.

(116) A Machinist B must have performed all of the operations and operated all of the equipment pertaining to the Machinist's classification satisfactorily before he will be upgraded to Machinist A. A Machinist B who has served twelve
(12) months in the Machinist B classification shall have his qualifications reviewed for advancement to Machinist A. If fully qualified for Machinist A he shall be so advanced.

(117) Bidding as such will be eliminated and the employees will be moved along from one rate to another and from one class to another and from one machine or job to another at the discretion of the Supervisor depending upon their skill, dependability, accuracy, experience, etc., and the Company's need of them. This is the responsibility of the Management and is subject to the grievance procedure.

(118) In order to reflect a proper line of progression for the Die Makers, it is necessary to develop a program which will in a given time, qualify those employees so that they may complete training which will entitle them to the classification of Die Maker A.

(119) Therefore, the following procedures shall be adopted as a standard schedule to determine the employee's advancement and rate of pay. Employees will begin at Labor Grade (4) and move to Labor Grade (5) when qualified.

(120) It is agreed that for the purpose of upgrading or reclassification of Die Profile and Shaper Operator and Die Scraper and Fitter will be the determining factor, which must be operated efficiently and the work produced must be to the proper dimensions and precisions.

(121) A Die Maker C must have performed either the Die Profile and Shaper Operator or the Die Scraper and Fitter operations with satisfactory results before he will be upgraded to Die Maker B.

(122) A Die Maker B must have performed all of the operations and operated all of the equipment pertaining to the Die Making Process satisfactorily before he will be upgraded to Die Maker A. A Die Maker B who has served twelve (12) months in the Die Maker B classification shall have his qualifications reviewed for advancement to Die Maker A.

(123) If fully qualified for Die Maker A he shall be so advanced. Bidding as such will be eliminated and the employee will be moved along from one rate to another and from one class to another and from one machine or job to another at the discretion of the Supervisor, depending upon their skill, dependability, accuracy, experience, etc. and the Company's need of them. This is the responsibility of the Management and is subject to the grievance procedure.

(124) Class C Die Maker or Machinist will remain in that classification for a period not to exceed nine (9) months unless prior to the end of that time, the Company can show just cause as to his lack of qualifications.

(125) In the event of a lay-off, employees in the Trainee C classification will be laid off first according to their seniority in that classification and so on up the line.

(126) Section 11. SKILLED CRAFTSMAN. Bids for skilled craftsman jobs will be posted provided there are no bid holders to be recalled in the plant. All bids will be considered and awarded in this priority:

                  1. The most senior qualified bidder. Qualified in this instance means he has performed one-half of the averaged time requirements as identified in the C.W.S. Job Description category of Employment Training and Experience.

                  2. If no qualified bidders, then all other bids will be considered and the job awarded to the bidder, who in the Company's opinion, is the most qualified by training and experience to perform all job requirements or in the Company's opinion, could perform all job requirements after a reasonable break-in period. No employee may bump into any of the skilled craftsman's jobs listed below unless he has previously been classified in that job in this plant and is now capable of performing all job requirements.

(127)    The skilled craftsman's jobs referred to are as follows:

         Dept. No. 1          Maintenance and Set-Up Man
         Dept. No. 3          Maintenance and Set-Up Man
         Dept. No. 3          Surface & Die Grinder, Maintenance and Set-Up Man,
                              and Fork Truck
         Dept. No. 4          Department Machine Maintenance Man; Department
                              Machine Maintenance Man and Laborer
         Dept. No. 9          Department Machine Maintenance Man; Department
                              Machine Maintenance Man; Chisel, Grinder, Dresser,
                              Deliverer
         Dept. No. 16         Half Round Machine Maintenance Man
         Dept. No. 20         Machine Maintenance Man; Vixen Cutter, Grinder,
                              Utility and Laborer; Maintenance Man
         Dept. No. 26         Maintenance and Set-up Man; Maintenance and Set-up
                              Hardening Truck Driver and Laborer
         Dept. No. 38         Metallurgist
         Dept. No. 41         All Jobs
         Dept. No. 42         All Jobs except Janitor and Laborer
         Dept. No. 42         Waste Water Treatment Operator
         Dept. No. 43         All Jobs
         Dept. No. 49         All Jobs
         Dept. No. 49         Die Hardener, Stamp Maker, Vixen Cutter, Grinder,
                              Utility and Laborer

(128) In the event a skilled job is not filled by the present bidding and bumping procedure, the oldest qualified employee will be called back from the lay-off panel. If there are no qualified employees on the lay-off panel, the job will be filled otherwise by the Company.

(129) To be considered qualified an employee must have performed the job in this plant or be qualified by training or other experience so that in the Company's opinion he can perform the job.

(130) Trainee C openings in Die and Machine Shops will be posted for bid. The Trainee C job will be filled with these bidders without regard to seniority. If in the Company's opinion, there are no qualified bidders, the job will be filled otherwise by the Company.

(131) Skilled Craft employees shall perform no more than 5 days/month of production work.

(132) Section 12. RECLASSIFICATION SLIPS. Reclassification slips shall be marked by the following symbols on each change of job or operation: Placed, bump, bid, recall, loan for 20 working days in a three (3) month rolling period, shift change or call back. Copies of reclassification slips will be supplied to the Union Steward or a Union Committee member.

(133) Section 13. Nothing in this Article shall be construed or applied in such a manner as to interfere with production or increase the cost of production except as required under the provisions of this Agreement.

                                    ARTICLE X
                            DEPARTMENTS IN THE PLANT

(134)    The departments in the plant area are as follows:

         1   Shearing/Annealing                     23   Hardening
         2   Forge                                  24   Alox/Steam Sharpener
         3   Punch Press                            26   Finishing
         4   Grinding                               29   Wrap, Stamp & Box
         5   Stripping                              38   Laboratory
         7   Edging                                 39   Stockroom
         8   Gang Edge                              40   Inspection
         9   Cutting                                41   Elect. Maint.
         11  Saw Files                              42   Maintenance
         13  Rasp                                   43   Machine Shop
         15  Swiss                                  48   Chisel Grinding
         16  Half Round                             49   Die Shop
         18  Round                                  52   Testing
         19  Round File Cutting                     80   Shipping
         20  Vixen
         21  Crop & Straighten

                                   ARTICLE XI
                                LEAVE OF ABSENCE

(135) Section 1. UNION LEAVE OF ABSENCE. Any Local Union or Unit Committee member and officers, who are employees of the Company, shall be given, on his request, a leave of absence for a one year period, not to exceed a maximum of three one-year periods, in the course of his employment, for the purpose of working for the Local Union or the International Union. Such a leave of absence shall not constitute any break in the employee's record of continuous service. Upon written request to the Company, such an employee may be granted an extension of his leave of absence upon mutual agreement between the Company and the Union.

(136) Section 2. GENERAL LEAVE OF ABSENCE. A leave of absence for compelling or justifiable personal reasons made in writing may be granted at Company discretion for periods up to six months and may be extended for further periods, if request is made in writing, up to maximum total continuous leave periods of two (2) years. If the individual does not return to work after expiration of a leave or receive a renewal, seniority shall be lost. The Union will be notified of each leave of absence granted an employee in its bargaining unit.

(137) Upon written requests by the Union, the Company will grant, if operating conditions permit, leaves of up to two weeks to no more than five employees in any calendar year for the purpose of attending Union district conferences or International Union conventions.

(138) Any request for days off for Union Business shall be submitted in writing to the Human Resources Department at least one day prior to the desired date and shall not exceed 15 days per calendar year for any one employee. Conferences, conventions, negotiations, and workers' compensation hearings are exempted from the (15) day calculation but still require written notification of time off.

                                   ARTICLE XII
                                    HOLIDAYS

(139) The Company will pay employees within the bargaining unit for (11) eleven holidays not worked in a year. An employee eligible under these provisions shall receive eight hours straight time pay at his previous weeks pay performance including shift differential.

The eleven holidays are:

         New Year's Day
         Good Friday
         Memorial Day
         Fourth of July
         Labor Day
         Thanksgiving
         Day after Thanksgiving
         Day before Christmas
         Christmas
         December 31
         Floating Holiday

(140) The floating holiday may be scheduled at any time during the year pending prior supervisory approval.

(141) The employee must be a regular employee on the active payroll of the Company as of the date of the holiday. Probationary employees are not entitled to receive holiday pay for holidays not worked.

(142) The employee must be actively employed and would have been scheduled to work if the day had not been observed as a holiday.

(143) The employee must work his last scheduled work day prior to and his next full scheduled work day after such holiday within the employee's scheduled work week unless excused by the foreman. However, payment for the holiday will be made if the employee worked during the week prior to, or the week in which the holiday occurs, but is absent on the above day due to union activity, illness or accident (verified by Doctor's Certificate), emergency illness at home, authorized funeral leave as defined in paragraph (48), or jury duty, or if he has been sent home for lack of work.

(144) If any of these Holidays fall on a Saturday, observance will be on the previous scheduled work day. If any of these Holidays falls on a Sunday, observance will be on the next scheduled work day.

(145) Should any holiday fall during the scheduled vacation period, this holiday will be paid for in addition to the vacation pay and the employee may extend his vacation for an additional day without pay if he makes arrangements in advance to do so.

(146) If the Company requires an employee to work on a holiday, he will be paid double time for holiday worked plus one (1) day at his regular average rate for the holiday, straight time, hourly rate for day workers. This does not apply to continuous operations.

                                  ARTICLE XIII
                                    VACATION

(147)    Section 1.  ELIGIBILITY.

         (A) Each employee will be eligible for vacation with pay within a calendar year, based on the number of years of service he will complete within the calendar year, as follows:

                  Years of Service                   Wks. Vacation With Pay
                  ----------------                   ----------------------

                  1 but less than 3                            1
                  3 but less than 10                           2
                  10 but less than 17                          3
                  17 but less than 25                          4
                  25 or more                                   5

(148) Any employee who does not complete one year's service with the Company will not be entitled to vacation or vacation pay.

(149)    (B)      The vacation year will be the period between Calculation Dates in sequential years. The vacation qualifying period will be the 12 months preceding the vacation year.

(150)    (C)      To be eligible for a vacation in any vacation year during the term of this Agreement, the employee must:

         (a)      Have one year or more of continuous service
         (b) Have had earnings in at least 50% of the pay periods in the vacation qualifying period.

(151)    (D)      Any employee with more than one year of continuous service who is ineligible for a vacation because of failure to have earnings in at least
50% of the pay periods in the vacation qualifying period due to layoff or sickness shall be entitled to one week's vacation, if he has had earnings in at least 50% of the pay periods in the twelve (12) months preceding January 15 of the vacation year. An elected Union official may count time off work on Union business towards a portion of the said 50% of pay periods.

(152)    Section 2. PAYMENT DATE AND CALCULATION DATE DEFINED.

         (E) A Calculation Date will be determine each year which will be the earlier of (1) the pay day three weeks prior to the scheduled vacation shutdown, if any, or (2) June 25. Vacation eligibility and payment calculation will be made as of the Calculation Date for all employees.

(153)    (F)      Each employee who has not completed one year of service by the
Calculation Date will not become entitled to vacation or to the vacation pay calculated for him at the Calculation Date until he completes one year's service with the Company. At the time he completes one year's service, whether in the same year of the Calculation Date or the next, he will become entitled to one week's vacation in the calendar year of his anniversary date and to vacation pay calculated at the Calculation Date and payment will be made by the third payday following the anniversary date.

(154)    Section 3.  VACATION PAY.

         (G) The vacation pay will be based on 40 hours per week and will be at the employee's average straight time hourly rate (including shift premium but excluding overtime) based on the period between January 1 and May 31 preceding the vacation year.

(155) Section 4. CALCULATION FOR EMPLOYEE'S INCREASED VACATION SERVICE YEARS.

         (H) Employees who complete their third, tenth, seventeenth or twenty-fifth (when applicable) years of service during the calendar year but after the Calculation Date applicable to them in that year will have their vacation calculated on the Calculation Date as if they had completed their third, tenth, seventeenth, or twenty-fifth (when applicable) year of service, respectively. However, the additional vacation pay and the additional week of vacation to which they will become entitled by reason of completion of the required years of service will be deferred until the employee's anniversary date and payment for the additional week will be made by the third payday following the applicable anniversary date. At the time they reach their anniversary date they will be eligible for the additional week of vacation. Eligibility for the additional vacation and vacation pay will be lost if the employee does not complete the required years of service.

(156) Section 5. VACATION SHUTDOWN. The Company will notify the Union prior to February 1, whether or not there will be a vacation shutdown in that calendar year. The date and duration of the shutdown, if any, will be made known on or before March 15. The vacation shutdown will be scheduled in June, July or August. Such shutdown shall be considered vacation for all eligible employees not scheduled to work during this period. The Company reserves the right to schedule necessary maintenance and other employees during this vacation period, and such employees shall be scheduled for vacation at another time. In the event there is to be no vacation shutdown, vacations will be scheduled in accordance with production requirements and the desires of the employees on a seniority basis. If the plant is to be shut down for vacation, the Company will endeavor to provide work for those employees who are not entitled to vacation pay, but without any obligation to do so and with regard to seniority.

(157) Section 6. DEATH. In the event an employee with more than one year's seniority dies and the employee has not met the eligibility requirements for a full vacation benefit in that year, the date of his death will be used as a calculation date for that employee and his estate shall be paid an amount equal to 40 hours, for each week of vacation eligibility times the average rate per hour used to calculate his last regular vacation pay (adjusted for any intervening wage increases) times a factor which is the number of weeks since the last regular calculation date divided by 52.

(158) Section 7. NO DUPLICATION. In no event shall any vacation-eligible earnings which are used to calculate the amount of one vacation payment be used in the calculation of any other vacation payment to the same employee.

(159) Section 8. INTENT. It is the intent of the Company and the Union that all employees who are eligible for at least two (2) weeks of vacation with pay under this Article shall be encouraged to take an actual absence from work for two weeks. Employees who are eligible for additional vacation, at a time other than shutdown, must notify the Company by July 1st in order to receive all vacation monies prior to the shutdown period. Anyone who does not notify the Company by this date, will be paid for vacation as it is used. The balance of unused vacation will be paid the first pay of December. If an employee makes a request for vacation by September 30th, the Company will see that it is granted before the end of the year. All vacation payments will be in one week increments.

(160) Section 9. RESIGNATION, RETIREMENT OR TERMINATION. If an employee with one or more years of service resigns, retires or is terminated and the employee has not met the eligibility requirements for a full vacation benefit in that year, the date of his retirement, resignation or termination shall be a calculation date for that employee and he shall be paid an amount equal to 40 hours, for each week of vacation eligibility times the average rate per hour used to calculate his last regular vacation pay (adjusted for any intervening wage increases) times a factor which is the number of weeks since the last regular calculation date divided by 52.

                                   ARTICLE XIV
                                  GRIEVANCE AND
                              ARBITRATION PROCEDURE

(161)    (A)      An employee having a request or complaint shall first present it to his foreman. The employee may ask his steward to accompany him in his discussion with the foreman.

(162)    (B)      A grievance is defined as any dispute arising during the term of this Agreement involving an alleged violation of the terms of this Agreement, an alleged failure to comply with the Agreement or alleged past practice, or a disagreement as to the interpretation or application of the Agreement if such dispute is between the Company and the Union or between the Company and any bargaining unit employee.

(163)    (C)      Any grievance, as above defined, shall be processed in the following manner:

(164) Step 1 - The employee, with or without the steward, shall first verbally present the grievance to his foreman within three (3) working days after occurrence of the event or within three (3) working days after the day the employee learns of the event, whichever is later. The foreman shall give his verbal answer within one working day.

(165) Step 2 - If no settlement is reached, the grievance may be reduced to writing on a form which will be provided by the Company within one (1) working day of the day the foreman gives his verbal answer. It shall be signed by the grievant and presented to the foreman within two (2) working days of his receipt of the grievance form.

(166) Step 3 - If the grievance is not settled in the second step, it may then be presented to the Human Resources Department by the Committee. Management and the Union Committee will attempt to settle the grievance at the next regularly scheduled meeting, provided the grievance is presented to the Personnel Department at least 48 hours prior to the meeting. The Company's answer to the grievance will be given within five (5) working days after the meeting.

(167) Step 4 - If the grievance is not settled in the third step, it shall be referred to the International Representative of the Union who shall meet with the local Union Committee and Management at the next regularly scheduled meeting for the purpose of adjusting the grievance. Management has thirty (30) days from the date of the meeting to give its final answer. On any grievance, no employee shall be entitled to relief extending more than one (1) day prior to the date of the filing of the written grievance.

(168) Step 5 - If the Company's final answer is not satisfactory, the Union may, not later than thirty (30) days after the answer is given, appeal the grievance to arbitration. If no agreement can be reached within thirty (30) days as to the choice of an Arbitrator, one will be selected from the Federal Mediation and Conciliation Service by the usual method. The expense of arbitration will be shared equally by the Union and the Company.

(169) The Arbitrator shall have power to rule only in cases where differences exist as to interpretation of the contract or past practices. The Arbitrator shall have no power to add or to subtract from or modify any of the terms of this Agreement, nor to establish or change the wage structure. He shall have no power to order back pay in any case of shutdown, strike, or work stoppage. The award shall be rendered promptly and, unless otherwise specified by law not later than thirty (30) days from the date of closing the hearings, or if oral hearings have been waived, then from the date of transmitting the final statements and proofs to the Arbitrator. Any case appealed to an Arbitrator on which he has no power to rule shall be referred back to the parties with a decision to that effect.

(170) Failure of any of the parties to any grievance to comply with the provisions of Steps 1, 2, 3, 4, or 5 within the time limits shall automatically determine the grievance in favor of the other party and shall not be subject to reopening. However, the time limits may be waived by mutual agreement.

(171) The grievance procedure may be used by the Company in processing a grievance. The district director or his authorized representative shall have the right to enter the plant under the rules and regulations of the plant to make any necessary investigation of a grievance which has been referred to him.

(172) Any decision arrived at by the Company and the Union Committee, or their representative, in the course of the grievance procedure, in connection with the application of this Article, shall be binding upon all the parties providing that such decisions are not inconsistent with the provisions of the Agreement. Any agreement between the parties which changes any of the provisions of the basic agreement shall not be enforceable to the extent that it is inconsistent with or goes beyond the provisions of the agreement unless it is approved by the International Officers of the Union and an executive of the Company.

(173) Any grievance which the Committee or Company wishes to present shall be initiated at Step 3. The time limits set forth in this step shall be applicable to such grievances.

                                   ARTICLE XV
                                   DISCIPLINE

(174) Section 1. GENERAL. The Company shall have the right, at any time, to adopt reasonable plant rules and regulations. All employees shall be subject to such rules and regulations. The reasonableness of any such rule or regulation adopted by the Company shall be subject to the grievance and arbitration procedure.

(175) Section 2. DISCHARGE CASES. In the exercise of its right as set forth in Article III, the Management agrees that a member of the Union shall not be peremptorily discharged from and after the date hereof, but that in all instances in which Management may conclude that the employee's conduct may justify discharge, he shall first be suspended.

(176) Such suspension shall be for not more than five (5) working days. During the period of initial suspension, the employee may, if he believes that he has been unjustly dealt with, request a hearing and a statement of the offense before his foreman or the Personnel Department or the general superintendent or the manager of the plant, with or without a member or members of the grievance committee present as he may choose.

(177) At such hearing, the facts concerning the case shall be made available to both parties. After such hearing and within the period of initial suspension, Management shall conclude whether the suspension shall be converted into discharge or dependent upon the facts of the case, that such suspension shall be extended or revoked. If suspension is revoked, the employee shall be returned to employment and receive full compensation at his regular rate of pay for the time lost but in the event of the affirmation or extension of the suspension or discharge of the employee, the employee may allege a grievance which shall be handled in accordance with the procedure of Article XIV, "Grievance and Arbitration Procedure".

(178) Should it be determined by the Company or by an umpire in accordance with Step 5 of the Grievance Procedure that the employee has been discharged or suspended unjustly, the Company shall reinstate the employee and pay full compensation at the employee's regular rate of pay for the lost time.

(179) However, if the Arbitrator determines or the parties agree that the employee should not be returned to employment with full back pay, the employee may be returned to employment without back pay or with a lesser amount of back pay, as the circumstances require.

                                   ARTICLE XVI
                             NO STRIKES OR LOCKOUTS

(180) Under no circumstances, unless arbitration is not agreed to by the Company, shall any strike, sympathy strike, stoppage of work, walkout, slow down, picketing, boycott, refusal to work or other interference with or interruption of the normal conduct of the employer's business be ordered sanctioned, permitted or enforced by the Union, its officials, agents or stewards. Under no circumstances, unless arbitration is not agreed to by the Union, shall any lockout be ordered, sanctioned, permitted or endorsed by the employer, its officials or agents.

                                  ARTICLE XVII
                                 SAFETY & HEALTH

(181) Section 1. GENERAL PROVISIONS. The Company shall provide and enforce the use of personal protective equipment where it is necessary by reason of hazards or processes or environment for the safety and health of employees during the hours of their employment. The Company will furnish goggles, tape, gloves, rubber boots and aprons on jobs where it has done so in the past.

(182) Section 2. SAFETY COMMITTEE. The Company agrees to recognize the designated safety committee and hold quarterly meetings to consider recommendations relative to safety and health. If any member of the Safety Committee becomes aware of an unsafe operation or condition, he can bring it to the attention of Management immediately without the calling of a special meeting. If no action is taken within a reasonable period of time, the Safety Committee will meet to discuss the problem. The Union Safety Committee will be provided the opportunity to attend all meetings with O.S.H.A.

(183) Section 3. SAFETY GLASSES. The Company will provide and pay for prescription Safety Glasses for all employees requiring them. In addition, upon submission of a paid receipt, the Company will pay for one (1) eye exam for employees every other year.

(184) Section 4. USE OF SAFETY EQUIPMENT. All employees are required to use Safety Equipment, which, in accordance with the law, is necessary for the protection of the employee's

Safety and Health. Failure to use and properly care for safety equipment and devices or failure to follow safety rules and environmental compliances while on company property shall be prohibited and subject to disciplinary action.

(185) As a condition of employment, all employees are required to wear safety glasses in the general plant and to abide by all rules established to maintain compliance with all environmental regulations. Appropriate safety equipment will be provided by the Company.

(186) Failure to wear safety glasses and other safety equipment provided by the Company shall result in disciplinary action.

(187) It is understood that compliance with environmental regulations is a condition of employment. While on Company property, if an employee's willful actions results in a violation of established environmental rules or regulations, said employee shall be subject to immediate disciplinary action as outlined in Article XV, Section 2.

                                  ARTICLE XVIII
                           MILITARY AND NAVAL SERVICE

(188) The Company will comply with all valid laws, rules and regulations relative to the return of employees from the armed forces of the United States and in so doing, will consult with the Union.

(189) Section 1. VACATION OR VACATION PAY. An employee who at the time of leaving active employment to enter military service of the United States, has qualified for a vacation in the year of such entrance and who has not received a vacation or vacation pay, shall be granted such pay. Any employee re-employed under the terms of this Article XVIII and who under the terms of Article XIII, VACATIONS, of this Agreement, except for his absence due to such military service, would have been entitled to receive a vacation or vacation pay, shall receive such vacation or vacation pay for the calendar year in which he is re-employed without regard to any requirement other than an adequate record of continuous service. Such vacation or vacation pay shall be the same vacation or vacation pay to which such employee was entitled before entering military service, adjusted to reflect any wage increases effective during his absence and to reflect any additional vacation or vacation pay to which his total continuous service, but such absence, would have entitled him.

(190) Section 2. ENCAMPMENT PAY. An employee with one or more years of continuous service who is required to attend an encampment for the Reserve of the Armed Forces or the National Guard, shall be paid for a period not to exceed two weeks in any calendar year, the difference between the amount paid by the Government (not including travel, subsistence and quarters allowance) and eighty
(80) hours at the employee's base rate when proof of such service is presented to the Personnel Department.

                                   ARTICLE XIX
                                   TERMINATION

(191) This Agreement shall become effective the date it is signed and shall terminate at 11:59 p.m. on April 1st, 2001. Any wage increase granted by this contract as specified in Article V, Section 1, shall be effective as of the date so specified in that section.

(192) Either party shall have the right to ask the other to negotiate on the Labor Agreement by 60 day advance notice served upon the other on or after January 17th, 2001. Any notice to be given under this Agreement shall be given by certified mail; be completed by and at the time of mailing; and, if by the Company be addressed to the United Steelworkers of America, Five Gateway Center, Pittsburgh, PA, and if by the Union to the Company at Newcomerstown, Ohio. Either party may, by like written notice, change the address to which certified mail notice to it shall be given.

                                   ARTICLE XX
                               NON-DISCRIMINATION

(193) The Company and Union agree to the continuing policy and practice of non-discrimination in respect to race, color, religion, sex, age (as defined in the Federal Age Discrimination in Employment Act of 1967) or national origin.

(194)    Section 1. SMOKING.

         (A) This Agreement gives the employees the right to smoke during their regular working hours provided they adhere to Company smoking rules and regulations. Fire safety smoking areas, where smoking is prohibited, will be marked accordingly. No smoking in these restricted areas is a condition of employment, and anyone found smoking in any of these areas shall be subject to disciplinary action.

(195)    Section 2. WASH-UP PERIOD.

         (A) A five (5) minute wash-up period shall be allowed immediately preceding lunch break and end of shift. If this wash-up allowance is subject to widespread abuse, the Company shall have the right to receive cooperative assistance from the Union Committee in enforcement and if such measures fail, the allowance may be withdrawn.

         (B) The Company will comply with all mandated governmental laws pertaining to required shower regulations. The shower period will be at the end of the shift and the shower and wash-up period shall not exceed (20) minutes.

(196) Section 3. ABUSIVE LANGUAGE. It has been agreed that it is necessary to establish certain rules, regulations and penalties to cover the conduct of employees of the Company while they are on duty or within the bounds of the Company's property.

(197) Therefore, the use of profane, abusive or threatening language toward any employee, indulging in boisterous acts that could cause or lead to injury or threatening injury to other employees is PROHIBITED. Any employee found guilty of indulging in any of the above acts, shall be suspended for one (1) day on the first offense, two (2) days on the second offense, three (3) days for the third offense, and five (5) days for the fourth offense. This rule will apply to each twelve (12) month period from the first offense.

(198) Any employee found guilty of fighting or having possession of guns on Company property, shall be subject to discipline up to and including discharge.

                                  ARTICLE XXII
                                 JOB EVALUATION

(199) Section 1. JOB EVALUATION PROCEDURES. All Local Union No. #2737-16 bargaining unit work at the Newcomerstown Plant has been described and evaluated by the Job Evaluation Committee in accordance with the provisions of the C.W.S. Job Description and Classification Manual, updated as of January 1st, 1963, as incorporated into the Heller Tool Division Job Evaluation Manual dated August 17, 1971 hereinafter referred to as the Manual. The Manual shall become effective simultaneously with the New Hourly Wage Payment Plan.

(200) The job description and classification for a given job will become effective with respect to an employee when an employee's job is covered by the New Hourly Wage Payment Plan and shall continue in effect unless:

(201) A - The Company changes the job content (requirements of the job as to the training, skill, responsibility, effort, and working conditions) to the extent of one full job class or more;

(202)    B - The Job is terminated or not occupied during a period of one year;
or

(203) C - The description and classification are changed in accordance with mutual agreement of officially designated representatives of the Company and the Union. When and if from time to time the Company, at its discretion, establishes a new job or changes the job content (requirements of the job as to training, skill, responsibility, effort, and working conditions) of an existing job to the extent of one full job class or more, a new job description and classification for the new or changed job shall be established in accordance with the following procedure:

(204) 1 - The Company will develop a description and classification of the job in accordance with the provisions of the Manual.

(205) 2 - The proposed description and classification will be submitted to the Job Evaluation Committee for approval and the standard hourly wage scale rate for the job class to which the job is thus assigned shall apply in accordance with the provisions of Subsection C of this Section. At the same time, copies of the proposed description and classification shall be sent to a designated representative of the International Union.

(206) 3 - The Job Evaluation Committee shall discuss and determine the accuracy of the job description.

(207) 4 - If the Job Evaluation Committee is unable to agree upon the description and classification, the Company shall install the proposed classification, and the standard hourly wage scale rate for the job class to which the job is thus assigned shall apply in accordance with provisions of Subsection C of this Section. The Union Committee shall be exclusively responsible for the filing of grievances and may at any time within thirty (30) days from the date of installation file a grievance with the plant management representative designated by the Company alleging that the job is improperly described and/or classified under the provisions of the Manual. Thereupon the Job Evaluation Committee shall prepare and mutually sign a stipulation setting forth the factors and factor codings which are in dispute. Such grievance shall be settled in accordance with the Grievance Procedure starting at the third step.

(208) 5 - In the event the parties fail to agree as provided, and no request for review or arbitration is made within the time provided, the classification as prepared by the Company shall be deemed to be approved.

(209) 6 - In the event the Company does not develop a new job description and classification the Union Committee may, if filed promptly, process a grievance under the grievance and arbitration procedure of this Agreement requesting that a job description and classification may be developed and installed in accordance with the provisions of the Manual. The resulting classification shall be effective as of the date when the new job was established or the change or changes installed.

(210) 7 - CHANGED JOBS OF LESS THAN ONE JOB CLASS. When the Company changes a job but the job content is less than one (1) full job class, a supplementary record shall be established to maintain the job description and classification on a current basis and to enable subsequent adjustments of the job class for an accumulation of small job content changes in accordance with the following:

a   -    The Company will prepare a record of such changes to supplement the original job description and classification.

b   -    A copy of such record will be given to the Job Evaluation Committee. It shall not be necessary for the Committee to indicate their agreement or disagreement with such report unless it is claimed that the change or changes in the job, when added to the prior change or changes, require a change in the job classification to the extent of one (1) full job class or more.

c   -    When and if the job content changes of less than one (1) full job class accumulate to a total of one (1) job class or more, the job shall be reassigned to the appropriate job class on the basis of such total accumulation and the reassignment shall become effective from the date of the most recent change in job content.

d   -    Anytime a job is re-evaluated and the job class goes up less than (1)
full point, but
crosses over into the next pay grade, it will be given the higher pay grade.

e   -    In the event the parties fail to agree to a classification of a new or changed job, and no request for a review or no grievance is filed within thirty
(30) days of the most recent change in job content, the classification as prepared by the Company shall be deemed to be approved.

(211) In the event the Company does not develop a new job description and classification for a new job, or a record of a changed job, the Union Committee may file a form (Notice of Job Description Change) outlining the changes in the job, or that a new job has been established, and requesting that a job description and classification or a record of job changes be developed. If the Company then fails to develop a job description and classification or a record of job changes, the Union Committee may within thirty (30) days of such written request, file a grievance under the grievance procedure requesting that a job description and classification of such new job or a reclassification of a changed job be developed in accordance with the Manual and the application of this section.

(212) Section 2. JOB EVALUATION COMMITTEE. Job Evaluation Committee will consist of four members, two selected from the Company and two selected by the Union.

(213) Section 3. JOB EVALUATION UNDERSTANDING. The Company and the Union agree that prior to implementation of the "New Plan," jobs in the Department will be reviewed as to the correctness of the description. If it is determined that the job content of the description has changed, then the job description will be subject to re-evaluation and will be treated as though it was being described and evaluated for the first time. Otherwise, the original evaluation and resulting labor grade will remain unchanged and the grade level will not change unless there is a change in the job classification to the extent of one
(1) full job class or more.

(214)    Section 4. CWS JOB LABOR GRADES AND POINTS.


         Labor Grade           From             Points           Including
                                                  and
             #1                  0               thru                 6.3
             #2                  6.4             thru                 9.4
             #3                  9.5             thru                12.4
             #4                 12.5             thru                16.4
             #5                 16.5             thru                19.4

                                  ARTICLE XXIII
                                  MISCELLANEOUS

(215) Section 1. INSURANCE COVERAGE. The Company will provide the following insurance coverage as agreed to by the parties:


         A. (6) months of paid insurance for employees on A&S or Workers' Compensation

         B. (1) month of paid insurance for laid-off employees following the month of lay-off.

         C. One (1) annual hearing test for employees who are not required to be tested due to on-the-job noise exposure. Employees must be tested prior to the start of the shift, at lunchtime, or after work.

         D.       Prescription Drug Card

                  Retail Co-pay:
                  --------------
                  Generic                 $10.00
                  Brand Name              $20.00            *All 30-Day Supply
                  Non-Formulary           $30.00

                  Mail Order:
                  -----------
                  Generic                 $20.00
                  Brand Name              $40.00            *All 90-Day Supply
                  Non-Formulary           $50.00

         E. A&S Insurance Increase from $250.00/week to $275.00/week. Effective 4-6-2000 (26 week maximum).

         F.       Life Insurance $15,000.

         G.       Monthly Contribution
                      Employee Only                       $10.00
                      Employee & Dependents               $20.00

For an explanation of all insurance benefits, employees should refer to their "Summary Description Plan" booklet.

(216) Section 2. RETIREMENT PLAN. The Company will set up a retirement Plan account for each hourly employee. Annually, the company will contribute 5% of the employee's annual eligible compensation to that account. This contribution will increase from 5% to 5-1/2% effective 4/6/99. A 401K plan will be provided as a supplement to the present retirement plan as a voluntary contribution.

(217) Section 3. PRINTING. The Company agrees to supply copies of the Basic Agreement to all present employees and new employees as well as the Local Union and International Representative when they become available.

(218) Section 4. PRODUCTIVITY GAINSHARING. The Company and Union recognize the need to encourage and reward productivity. The procedure for recognizing and rewarding improvements in productivity shall be the Productivity Gainsharing Plan.

(219) This program shall be a plantwide plan based on the productivity of the direct labor bargaining unit employees.

(220) The measure of productivity shall be an index equal to the amount of earned direct labor hours divided by the total clock hours of direct labor employees.

(221) New standards will be established for new products and new equipment. Previously established Industrial Engineering practices shall be employed. The clock hours spent on new equipment or new products shall not be used in the computation until such time as standards are issued.

(222) Earnings computation shall be based on a comparison of the quarterly index to the base index. The base index shall be 79.84. All bargaining unit employees will receive a gainsharing payment equal to their straight time earnings times the increased %. The productivity index shall be computed for each calendar quarter and paid out as follows:

                % of Base                              Payout
                ---------                              ------

               90 to   99.9                                0%
              100 to  108.9                             75.0%
              109 and up                                90.0%

(223) If the quarterly index is lower than 90% of the base period index, a pay deduction shall be computed using the same procedure. Such deduction will be based on all productivity losses below the 90% level.

(224) The Company will exclude rework operations from any calculation (both D.L. and earned hours), and will review and change, if necessary, long-term non-standard conditions. Any present outside purchased blanks will still be given credit in the Gainsharing System. Product numbers will not be changed unless it reflects base period rates.

(225) The Union Committee will designate any union member of their choice to be the liaison with the Company in resolving/identifying problem areas. Such areas to include excess machine downtime and improper allocation of Gainsharing bonus.

(226) Simonds Industries Inc. and the Union mutually encourage ongoing productivity gains. The Company will endeavor to work with the Union to refine, modify or improve this plan and/or devise alternate plans which promote productivity gains.

(227) IN WITNESS WHEREOF, the parties having included herein the entire agreement between the parties relating to wages, hours and terms and conditions of employment for employees covered by this Agreement for the duration of this Agreement and having voluntarily and unqualifiedly waived the right to bargain collectively with respect to any subject whether or not specified in this Agreement for the duration of the Agreement, do hereby sign this Agreement this 5th day of April, 1998.


UNITED STEEL WORKERS OF                          SIMONDS INDUSTRIES INC.
AMERICA AFL-CIO LOCAL #2737-16


__________________________________         __________________________________


__________________________________         __________________________________


__________________________________         __________________________________


__________________________________         __________________________________


__________________________________         __________________________________


__________________________________         __________________________________

                             LETTER OF UNDERSTANDING

                                    INSURANCE

The Company and the Union have committed to make a concerted good faith effort in reviewing any rising insurance costs and, as a means of controlling these costs, will discuss items that might be of mutual benefit.

S.A. Osler
Human Resources Manager


                                 SUB-CONTRACTING

In the event the Company finds it necessary to sub-contract work out or outsource any work which is customarily performed by the bargaining unit at the Newcomerstown facility, it will give notice to the Union prior to sub-contracting or outsourcing the work. Further, the Company will discuss the economic and business reasons of the decisions to sub-contract or outsource with the Union and will consider in good faith the input from that discussion prior to sub-contracting or outsourcing the work. The Company, however, reserves the right to sub-contract or outsource bargaining unit work, if business and economic reasons deem it appropriate to do so.

S.A. Osler
Human Resources Manager

                   PROPER TERMINOLOGY FOR FILLING JOB VACANCIES

                               BID/BUMP PROCEDURES


                           1.       Recall to in-house bid job.

                           2.       Bump.

                           3.       Bid.

                           4.       Temporary Bid.

                                    PLACEMENT


                           1.       Call back from lay-off to an open job.

                           2. When an employee has an option of bumping the junior person or an open job, and he/she takes an open job.

                                   ASSIGNMENT

                           1.       Temporary transfer/loan.

                           2.       Out-of-Work.

S.A. Osler
Human Resources Manager

                      SCHEDULING OVERTIME/COMBINATION JOBS

In scheduling overtime, when a combination job contains the same number as a single job in a department, and a more senior employee occupies the single job where overtime is needed, that person can refuse the overtime and the junior employee in the combination job can be forced to work.

It is also understood:

1. In scheduling Saturday overtime, the Company will continue to schedule employees in the single job number before those in the combination job/jobs, regardless of the seniority of the person in the combination job.

2. When choosing work stations in the department, the employees in the single job numbers will choose by seniority before anyone in the combination job/jobs.

3. Employees in a single job number CANNOT pull shift preference over an employee in a combination job.

S.A. Osler
Human Resources Manager

                             LETTER OF UNDERSTANDING

                             PRESCRIPTION DRUG CARD

During the term of this Labor Agreement, if a generic or brandname drug does not appear on United Healthcare's Preferred Drug List, and a covered employee or dependent is required to pay the non-formulary price for a prescription, Simonds will reimburse the employee for the difference between the non-formulary amount paid and the generic copay ($10) or the brandname copay ($20).

The same procedure will be followed for those utilizing the mail-order options:
Simonds will pay the difference between the non-formulary amount paid and the generic copay ($20) or the brandname copay ($40).





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
Simonds may continue to seek further improvements in the prescription drug card plan and may make changes, as long as the employees' benefit level is either maintained or improved, and there is no extra cost to the employee.

S.A. Osler
Human Resources Manager






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